Exhibit 10.12

Virginia Power Energy Marketing, Inc.
120 Tredegar Street, Clearinghouse Building, Richmond, VA 23219	[Dominion Logo]

February 28, 2006

MXENERGY INC.

595 Summer St.

Suite 300

Stamford, CT  06901

Telephone: 203 356 1318

Fax: 203 425 9562

Attn.: Jeffrey Mayer, President

Dear Jeff,

RE:                              That certain Amended and Restated Energy Marketing Agreement for Natural Gas (“MX Agreement”) between Virginia Power Energy Marketing, Inc. (“VPEM”) and MXENERGY INC. (“MXENERGY”) dated as of the 15th day of December 2005; Hedge Extension (All capitalized terms not otherwise defined in this side letter shall have the meaning assigned such terms in the MX Agreement)

MXENERGY has requested that VPEM permit MXENERGY to enter into financial and physical hedge transactions on or after the date first mentioned above (“Hedges”) with terms beyond June 30, 2007, which date represents the expiration of the initial term of the MX Agreement. VPEM hereby agrees to sell Hedges to MXENERGY upon the following terms and conditions:

•                                          MXENERGY shall not buy Hedges with terms that expire more than thirty-six (36) months beyond June 30, 2007;

•                                          MXENERGY may enter into Hedges up to June 30, 2007, unless prohibited sooner pursuant to the following:

•                  upon June 30, 2006 MXENERGY shall be subject to margin obligations (“Margin Obligations”) in respect of the Hedges pursuant to VPEM’s credit support policies and procedures, including without limitation the VPEM credit support annex to be incorporated into Exhibit 1;

•                  MXENERGY may allocate the Credit Amount between the (i) current payables obligations to VPEM and (ii) mark-to-market(1) exposure of VPEM to MXENERGY as calculated by VPEM;

•                  MXENERGY may transfer its Margin Obligations to a third party, which meets VPEM’s credit requirements; and

•                  if MXENERGY is unable by June 30, 2006 to (i) meet its Margin Obligations or (ii) have a third party satisfy the Margin Obligations, then VPEM may terminate, accelerate and liquidate the Hedges pursuant to the applicable Exhibits 1 and 2 of the MX Agreement as the non-defaulting party; and

•                                          Notwithstanding the foregoing, in the event that VPEM’s exposure to MXENERGY reaches an exposure that VPEM is unwilling to accept, VPEM may terminate MXENERGY’s ability to put on additional Hedges.

This side letter, including the MX Agreement, constitute the entire agreement among the parties hereto with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both oral and written, between the parties with respect to the subject matter of such documents. All terms of the MX Agreement not modified by this side letter shall remain in full force and effect as expressly set forth in the MX Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this side letter has been made or relied upon by the parties in executing this side letter or in undertaking the commitments and obligations expressly contemplated in this side letter.

[SIGNATURES FOLLOW ON NEXT PAGE]

(1)  One of the bases in calculating the mark-to-market exposure is referencing third party sources as set forth in Exhibits 1 and 2 of the MX Agreement.

This side letter may be signed in counterpart, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

If MXENERGY is in agreement with the foregoing, please execute and return.

Sincerely,

Virginia Power Energy Marketing, Inc.

/s/ Charles E. Roberts
Charles E. Roberts
President

Acknowledged and agreed as to form and content

on the 28th day of February 2006

MXENERGY INC.

/s/ Jeffrey Mayer
Jeffrey Mayer
President